EXHIBIT 10.8

SM ENERGY COMPANY

NON-QUALIFIED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

As Amended as of July 30, 2010

As approved by the Board of Directors, the following constitutes a non-qualified supplemental retirement benefit plan for the employees of SM Energy Company (the “Company”), as amended as of July 30, 2010.

WHEREAS:

A.            The Company maintains a defined benefit retirement plan (the “DBP”) qualifying under Internal Revenue Code Section 401(a) for the benefit of all eligible employees designed to pay retirement and death (survivor annuity) benefits in amounts as determined by the duly adopted and approved plan.

B.            The DBP complies in all respects with the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, which establishes limits on the level of benefits which may be paid, by the DBP, including limits set forth in Section 415 of the Internal Revenue Code.

C.            The Company wishes to provide to its Employees the full amount of benefits that would be payable under the benefit formula of such DBP but for the Section 415 limits, and other reductions to the benefit formula necessitated from time to time by changes to applicable law, recognizing that it cannot do so within the DBP itself and therefore the Company adopts this non-qualified retirement benefit plan (the “non-qualified plan”) to supplement the DBP.

THEREFORE,

In partial consideration of the employment relationship between the Company and each of its employees, the Company agrees as follows:

1.             By this non-qualified plan, no Employee shall gain any property rights in any assets of the Company.  Benefits payable hereunder shall be general, unsecured liabilities of the Company, and shall be nonassignable and not subject to anticipation by Employee or Employee’s beneficiary.

2.             The benefits payable under this non-qualified plan shall be computed in accordance with subparagraph (i) below for employees hired by the Company after September 30, 1994, and in accordance with subparagraph (ii) below for employees hired by the Company before October 1, 1994.

(i)            The benefits payable under the DBP to or for the benefit of any eligible employee hired by the Company after September 30, 1994 (a) shall be calculated without any limitation imposed by Section 415, as such Section from time to time may be amended, and (b) such benefits then shall be reduced by the benefits payable to such eligible employee under the DBP as limited by Section 415, as such Section from time to time may be amended.

(ii)           The benefits payable under the DBP to or for the benefit of any eligible employee hired by the Company before October 1, 1994 (a) shall be calculated under the benefit formula of the DBP in effect on December 31, 1988, without any limitation imposed by Section 415, as such Section may from time to time be amended, and (b) such benefits then shall be reduced by the benefits payable to such eligible employee under the benefit formula of the DBP in effect beginning January 1, 1989, after amendment of the DBP in accordance with the requirements of the Tax Reform Act of 1986.

Notwithstanding the foregoing, the benefits payable under this non-qualified plan shall be reduced by the amount of benefits payable under that certain St. Mary Land & Exploration Company Non-Qualified Supplemental Trust Agreement, dated December 23, 1986, as amended from time to time.

3.             The time and manner of payment of benefits is as follows:

(i)            Benefits under this non-qualified plan shall be payable upon the Employee’s separation from service.  Notwithstanding the foregoing, benefits under this non-qualified plan shall be payable upon the death or disability (as defined below) of the Employee.  For this purpose, the Employer shall make payment of the benefit following the occurrence of the event for which payment is to be made at any time during the calendar year in which the event occurs or by the fifteenth day of the third month of the following year.

(ii)           Benefits under this non-qualified plan shall be paid in the form of a lump-sum payment in an amount actuarially equivalent to the accrued benefit provided in Paragraph 2.

(iii)          With respect to an Employee who is a “Specified Employee” as defined in Section 409A of the Internal Revenue Code and the regulations issued thereunder (referred to herein as “Section 409A”), any benefit accrued after December 31, 2004 that becomes payable by reason of such Employee’s separation from service as defined in Section 409A shall be paid no earlier than the first day after the expiration of six months following the date of such Employee’s separation from service.  If, by reason of this provision, payment of the Specified Employee’s benefit is delayed beyond the fifteenth day of the third month of the year following the year in which the Specified Employee separated from service, simple interest shall be added to the amount of the benefit from such fifteenth day of the third month until payment is made based on the short-term applicable federal rate in effect on the date of separation from service.  The amount of compensation deferred after December 31, 2004 shall be determined in accordance with Section 409A, and unless otherwise provided by Section 409A, shall be the total benefit under this non-qualified plan minus the benefit under this non-qualified plan deferred before January 1, 2005.  The benefit deferred before January 1, 2005 under this non-qualified plan is the present value, as of December 31, 2004, of the amount to which the Specified Employee would be entitled under this non-qualified plan if the Specified Employee voluntarily terminated service without cause on December 31, 2004, and received a payment of all of the benefits to which such Specified Employee would be entitled, as a lump sum, on that date.  The Company may attach to this non-qualified plan a schedule setting forth the amount of benefit deferred before January 1, 2005.

(iv)          For purposes of this provision, an Employee is considered to be disabled if the Employee meets either of the following requirements:

(a)    The Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b)    The Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering other employees of the Company.

In any case, an Employee will be considered disabled if determined to be disabled by the Social Security Administration.

4.             For purposes of this non-qualified plan, the beneficiary designated by an Employee shall be the same as is designated for the DBP by the Employer, or in the absence of such designation, by the terms of the DBP.

5.             Nothing contained in this non-qualified plan and no action taken pursuant to the provisions of this non-qualified plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee, his designated beneficiary or any other person.  Any funds utilized or to be utilized to provide benefits under the provisions of this non-qualified plan shall until distribution continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this non-qualified plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from the Company under this non-qualified plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.             Notwithstanding anything herein contained to the contrary, no payment of any then unpaid retirement or survivor benefit shall be made and all rights under the non-qualified plan of the Employee, his designated beneficiary, executors or administrators, or any other person, to receive payments thereof shall be forfeited if either or both of the following events shall occur:

(i)            The Employee shall engage in any activity or conduct which in the opinion of the Board of Directors of the Company is inimical to the best interests of the Company.

(ii)           After the Employee ceases to be employed by the Company he shall fail or refuse to provide advice and counsel to the Company when reasonably requested to do so.

7.             If the Board of Directors of the Company shall find that any person to whom any payment is payable under this non-qualified plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Board of Directors to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine.  Any such payment shall be a complete discharge of the liabilities of the Company under this non-qualified plan.

8.             Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company as an executive or in any other capacity.

9.             Benefits payable under this non-qualified plan shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.

10.           The Board of Directors of the Company shall have full power and authority to interpret, construe, amend, terminate and administer this non-qualified plan (except that any amendment or termination shall not diminish the actuarial value of the vested accrued benefit as of the date of the amendment or termination) and the Board’s interpretations and construction thereof, and actions thereunder, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes.  No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this non-qualified plan unless attributable to his own willful misconduct or lack of good faith.

11.           This non-qualified plan shall be construed in accordance with and governed by the laws of the State of Colorado.

12.           Notwithstanding any other provision of this non-qualified plan, any reference herein to “eligible employee,” “Employee” or “Employees” shall mean an employee who is in that select group of management employees of the Company identified by the title at least as senior in Company management hierarchy as that of “Vice President.”

13.           Claims for benefits shall be governed by the following provisions:

(i)            Any claim for benefits under the plan shall be made in writing to the plan administrator.  If a claim is denied, the plan administrator shall so notify the Employee within ninety (90) days after receipt of the claim.  The notice of denial shall state (a) the specific reason for the denial of the claim: (b) specific references to the pertinent plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure.

(ii)           Within sixty (60) days after the Employee’s receipt of notice of denial of a claim, the Employee may (a) file a request with the plan administrator that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents, and (c) submit questions and comments to the administrator in writing.

(iii)          The decision by the plan administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension.  In no event shall the decision be delayed beyond 120 days after receipt of the request for review.  The decision shall be written in a manner calculated to be understood by the Employee and shall contain specific reasons for the decision and a specific reference to the plan provisions upon which the decision is based.

14.           If the Company makes a good faith determination that any compensation or benefits provided under this plan is likely to be subject to the additional tax imposed by Section 409A, the Company shall, in consultation with the Employee, use its commercially reasonable efforts to modify this non-qualified plan to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Employee under this non-qualified plan.  There remains uncertainty regarding the interpretation of Section 409A.  Employees, by acceptance of any benefits under this non-qualified plan, agree that the Company may rely on existing Section 409A guidance as it, in good faith, determines to be appropriate in implementing the foregoing and each Employee shall be solely responsible for the payment of any tax liability arising under Section 409A that may result from any compensation or benefits received pursuant to this non-qualified plan.  Nothing in this Section shall otherwise affect the allocation of tax liabilities between the Company and a participating Employee that otherwise arise under applicable law.

IN WITNESS WHEREOF, the Company has caused this Non-Qualified Unfunded Supplemental Retirement Plan, as amended, to be executed by its duly authorized officers, effective as of July 30, 2010.

SM ENERGY COMPANY

By:	/s/ ANTHONY J. BEST
Anthony J. Best
Chief Executive Officer and President

/s/ C. MARK BRANNUM
C. Mark Brannum
Secretary